EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:
November 9, 2012
Contact:         Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. RECEIVES REQUISITE CONSENTS PURSUANT TO ITS
CONSENT SOLICITATION RELATED TO ITS 7.375% SENIOR NOTES DUE 2020

New York, New York – PVH Corp. (NYSE: PVH) announced today that it has received the requisite consents from holders of PVH’s 7.375% Senior Notes due 2020 (the “Notes”) to amend the indenture governing the Notes.  The consents were obtained in accordance with PVH’s consent solicitation, which commenced October 31, 2012 and expired at 5:00 p.m., New York City time, on Friday November 9, 2012.  Consents may no longer be revoked.

PVH and U.S. Bank National Association, the trustee under the indenture governing the Notes, have entered into a supplemental indenture that amends the indenture.  The supplemental indenture became effective upon execution by PVH and U.S. Bank National Association.  The amendment increases the amount of secured indebtedness that the indenture permits PVH to incur without equally and ratably securing the Notes.  The amendment is binding upon all holders of Notes.

Under the terms of the consent solicitation, PVH will pay $10.00 in cash for each $1,000 principal amount of the Notes for which consent to the proposed amendment was validly delivered (and not validly revoked) prior to the expiration time of the consent solicitation.

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. acted as solicitation agents for the consent solicitation.  The tabulation and information agent for the consent solicitation was D.F. King & Co.

PVH Corp., one of the world’s largest apparel companies, owns and markets the iconic Calvin Klein and Tommy Hilfiger brands worldwide. It is the world’s largest shirt and neckwear company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Bass and G.H. Bass & Co., and its licensed brands, including Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection, JOE Joseph Abboud, DKNY, Ike Behar and John Varvatos.